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                                                                  EXHIBIT 10.11

                                 1999 AMENDMENT
                                     TO THE
                           DISCOUNT AUTO PARTS, INC.
                  AMENDED AND RESTATED 1995 STOCK OPTION PLAN

         This 1999 Amendment to the Discount Auto Parts, Inc. Amended and Restated 1995 Stock Option Plan, which increases the number of shares covered by the Plan by 800,000 shares, is hereby adopted, effective the 6th day of July, 1999, as follows:

         1. Section 1.5(a) of the Plan is hereby amended in its entirety to read as follows:

                           a. The stock subject to the Options under the Plan
                  shall be authorized and unissued shares of Common Stock. The aggregate number of shares that may be issued upon the exercise of Options granted under the Plan shall not exceed 1,700,000 shares of Common Stock, which limitation shall be subject to adjustment as provided in Section 4.1.